SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported):
                                November 12, 1998


                            GABLES RESIDENTIAL TRUST
             (Exact name of Registrant as specified in its charter)




        Maryland                       1-12590               58-2077868
(State or other jurisdiction       (Commission File       (I.R.S. Employer
     of incorporation)                  Number)           Identification No.)



                        2859 Paces Ferry Road, Suite 1450
                             Atlanta, Georgia 30339
              (Address of principal executive offices and zip code)



               Registrant's telephone number, including area code:
                                  770-436-4600

ITEM 5. OTHER EVENTS.

On November 12, 1998, Gables Realty Limited Partnership (the "Operating Partnership"), the entity through which Gables Residential Trust (the "Company"), a Maryland real estate investment trust (a "REIT"), conducts substantially all of its business and owns (either directly or through subsidiaries) substantially all of its assets, completed a private placement of 2,000,000 of its Series B Preferred Units (the "Series B Units") to an institutional investor at a gross price of $25.00 per unit. The net proceeds of approximately $48.7 million were used to repay amounts outstanding under the Operating Partnership's unsecured credit facilities. Unless the context otherwise requires, the term "Company" as used herein means Gables Residential Trust and its subsidiaries, including the Operating Partnership.

Subject to the following sentence, holders of the Series B Units have the right to exchange Series B Units for the Company's 8.625% Series B Cumulative Redeemable Preferred Shares (the "Series B Shares") on a one-for-one basis. The exchange right is exercisable in whole but not in part at the option of holders of 51% of the Series B Units (i) at any time on or after November 15, 2008, (ii) at any time if full quarterly distributions shall not have been made for six quarters, whether or not consecutive, or (iii) upon the occurrence of certain specified events related to the treatment of the Series B Units for federal income tax purposes.

Distributions on the Series B Units are, and dividends on the Series B Shares will be, cumulative from the date of original issuance and are, or will be, payable quarterly on March 15, June 15, September 15 and December 15 of each year, commencing December 15, 1998, at the rate of 8.625% per annum on the $25.00 capital investment per unit or share. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Series B Units are, and the Series B Shares will be, entitled to a preferential distribution equal to $25.00 per unit or share, plus an amount equal to all accumulated, accrued and unpaid distributions or dividends. With respect to payment of dividends and amounts upon liquidation, the Series B Shares will rank (i) senior to the Company's Common Shares and the Company's 5.00% Series Z Cumulative Redeemable Preferred Shares and (ii) on a parity with the Company's 8.30% Series A Cumulative Redeemable Preferred Shares (the "Series A Shares").

The Series B Units are not redeemable prior to November 15, 2003, unless the holders exercise their right to exchange Series B Units for Series B Shares, in which case the Company, at its option, may redeem the Series B Units before the exchange date. On and after November 15, 2003, the Company may redeem the Series B Units or Series B Shares at its option, in whole or in part, at any time for cash at a redemption price of $25.00 per unit or share, plus an amount equal to all accumulated, accrued and unpaid distributions or dividends thereon to the date of redemption. Neither the Series B Units nor the Series B Shares include any mandatory redemption or sinking fund provisions.

Neither the Series B Units nor the Series B Shares are convertible into or exchangeable for any other securities of the Company, except that (i) Series B Units may be exchanged for Series B Shares as described above and (ii) Series B Shares may be exchanged automatically into Excess Shares in order to ensure that the Company remains a qualified REIT for federal income tax purposes. Additionally, ownership by a single holder of more than 9.8% of the Series B Shares is restricted in an effort to ensure that the Company remains a qualified REIT for federal income tax purposes.

Except as otherwise required by law, holders of the Series B Units have only the following voting rights: so long as any Series B Units remain outstanding, the Company may not, without the affirmative vote of the holders of at least two-thirds of the Series B Units outstanding, (i) authorize or create any class or series of Operating Partnership units ranking senior to the Series B Units or
(ii) amend the terms of the Series B Units so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Units or holders thereof.

Holders of the Series B Shares will have the same voting rights with respect to Series B Shares as holders of Series B Units have with respect to Series B Units, as well as the following voting right: whenever dividends on any Series B Shares shall be in arrears for six or more quarterly periods, whether or not consecutive, the holders of the Series B Shares (voting separately as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable, including the Series A Shares) will be entitled to vote for the election of a total of two trustees of the Company until all dividends accumulated on such Series B Shares have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.



ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a)  Financial statements of business acquired:

          Not  Applicable

     (b)  Pro forma financial information:

          Not  Applicable

     (c)  Exhibits:

Exhibit No.
-----------

     4.1 Articles Supplementary to the Company's Amended and Restated Declaration of Trust creating a series of preferred shares of beneficial interest, par value $.01 per share, called the 8.625% Series B Cumulative Redeemable Preferred Shares.

     4.2 Fourth Amended and Restated Agreement of Limited Partnership of the Operating Partnership.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    December 1, 1998                  GABLES RESIDENTIAL TRUST



                                           /s/ Marvin R. Banks, Jr.
                                           -----------------------------------
                                      By:  Marvin R. Banks, Jr.
                                           Chief Financial Officer